Exhibit 99.1

PerkinElmer Announces Financial Results for the Second Quarter of 2014

  Revenue growth of 3%; Adjusted and organic revenue growth of 2%
  GAAP earnings per share from continuing operations of $0.46; Adjusted earnings per share increased 16% to $0.59
  Expanded adjusted operating profit margin by 110 basis points
  Strong cash flow from continuing operations of $54.5 million

WALTHAM, Mass.--(BUSINESS WIRE)--July 31, 2014--PerkinElmer, Inc. (NYSE: PKI), a global leader focused on improving the health and safety of people and the environment, today reported financial results for the second quarter ended June 29, 2014.

The Company reported GAAP earnings per share from continuing operations of $0.46, compared to $0.24 in the second quarter of 2013. Revenue in the second quarter of 2014 was $556.2 million, as compared to $540.7 million in the second quarter of 2013. GAAP operating income from continuing operations for the second quarter of 2014 was $69.6 million, compared to $40.2 million in the second quarter of 2013. GAAP operating profit margin from continuing operations was 12.5% in the second quarter of 2014, compared to 7.4% in the second quarter of 2013.

Adjusted earnings per share was $0.59, compared to $0.51 in the second quarter of 2013. Adjusted revenue and organic revenue both increased 2% compared to the second quarter of 2013. Adjusted revenue was $556.6 million, compared to $544.5 million in the second quarter of 2013. Adjusted operating income for the second quarter of 2014 was $93.3 million, compared to $85.4 million for the same period a year ago. Adjusted operating profit margin increased 110 basis points to 16.8% as a percentage of adjusted revenue. For the Company’s non-GAAP financial measures, adjustments have been noted in the attached reconciliations.

“I am pleased with our progress at this point in the year as evidenced by our strong first half financial performance and our continued success in building a more effective organization,” said Robert Friel, chairman and chief executive officer of PerkinElmer. “Our focus on developing new and innovative solutions will result in a number of new product launches in the second half of this year, giving us confidence in our ability to deliver on our full year commitments.”

Cash Flow

For the six months ending June 29, 2014, operating cash flow from continuing operations was $122.6 million as compared to $39.9 million for the same period a year ago.

Financial Overview by Reporting Segment for the Second Quarter 2014

Human Health

  Revenue of $307.5 million, as compared to $297.3 million for the second quarter of 2013.
  Operating income of $52.6 million, as compared to $30.6 million for the same period a year ago.
  Adjusted revenue of $307.9 million, as compared to $301.1 million for the second quarter of 2013. Adjusted revenue increased 2% and organic revenue increased 1%.
  Adjusted operating income of $70.8 million, as compared to $64.6 million for the same period a year ago.
  Adjusted operating profit margin was 23.0% as a percentage of adjusted revenue, an increase of approximately 150 basis points as compared to the second quarter of 2013.

Environmental Health

  Revenue of $248.7 million, as compared to $243.4 million for the second quarter of 2013. Revenue and organic revenue increased 2%.
  Operating income of $30.9 million, as compared to $19.3 million for the same period a year ago.
  Adjusted operating income of $32.9 million, as compared to $30.5 million for the same period a year ago.
  Adjusted operating profit margin was 13.2% as a percentage of revenue, an increase of approximately 70 basis points as compared to the second quarter of 2013.

Financial Guidance – Full Year 2014 - Updated

For the full year 2014, the Company forecasts organic revenue to increase in the mid-single digit range relative to 2013. For the full year 2014, the Company now forecasts GAAP earnings per share from continuing operations in the range of $1.89 to $1.93 and reiterates on a non-GAAP basis, which is expected to include the adjustments noted in the attached reconciliation, adjusted earnings per share in the range of $2.42 to $2.46.

Conference Call Information

The Company will discuss its second quarter results and its outlook for business trends in a conference call on July 31, 2014 at 5:00 p.m. Eastern Time (ET). To access the call, please dial (617) 786-2904 prior to the scheduled conference call time and provide the access code 90033004.

A live audio webcast of the call will be available on the Investor section of the Company’s Web site, www.perkinelmer.com. Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Company’s Web site for a two week period beginning approximately two hours after the call.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures. The reasons that we use these measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included below following our GAAP financial statements.

Factors Affecting Future Performance

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share, cash flow and revenue growth and other financial results, developments relating to our customers and end-markets, and plans concerning business development opportunities and divestitures. Words such as "believes," "intends," "anticipates," "plans," "expects," "projects," "forecasts," "will" and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management's current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation: (1) markets into which we sell our products declining or not growing as anticipated; (2) fluctuations in the global economic and political environments; (3) our failure to introduce new products in a timely manner; (4) our ability to execute acquisitions and license technologies, or to successfully integrate acquired businesses and licensed technologies into our existing business or to make them profitable, or successfully divest businesses; (5) our failure to adequately protect our intellectual property; (6) the loss of any of our licenses or licensed rights; (7) our ability to compete effectively; (8) fluctuation in our quarterly operating results and our ability to adjust our operations to address unexpected changes; (9) significant disruption in third-party package delivery and import/export services or significant increases in prices for those services; (10) disruptions in the supply of raw materials and supplies; (11) the manufacture and sale of products exposing us to product liability claims; (12) our failure to maintain compliance with applicable government regulations; (13) regulatory changes; (14) our failure to comply with healthcare industry regulations; (15) economic, political and other risks associated with foreign operations; (16) our ability to retain key personnel; (17) significant disruption in our information technology systems; (18) our ability to obtain future financing; (19) restrictions in our credit agreements; (20) our ability to realize the full value of our intangible assets; (21) significant fluctuations in our stock price; (22) reduction or elimination of dividends on our common stock; and (23) other factors which we describe under the caption "Risk Factors" in our most recent quarterly report on Form 10-Q and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About PerkinElmer

PerkinElmer, Inc. is a global leader focused on improving the health and safety of people and the environment. The Company reported revenue of approximately $2.2 billion in 2013, has about 7,600 employees serving customers in more than 150 countries, and is a component of the S&P 500 Index. Additional information is available through 1-877-PKI-NYSE, or at www.perkinelmer.com.

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS

	Three Months Ended		Six Months Ended
(In thousands, except per share data)	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013

Revenue	$556,170	$540,673	$1,086,780	$1,043,616

Cost of revenue	308,186	299,011	603,083	577,512
Selling, general and administrative expenses	147,253	147,795	299,690	298,235
Research and development expenses	30,352	34,404	59,731	68,402
Restructuring and contract termination charges, net	742	19,247	2,877	22,557

Operating income from continuing operations	69,637	40,216	121,399	76,910

Interest income	(151)	(64)	(245)	(169)
Interest expense	9,079	11,913	18,298	23,606
Other expense, net	36	1,016	2,200	1,468

Income from continuing operations before income taxes	60,673	27,351	101,146	52,005

Provision for (benefit from) income taxes	8,670	77	14,192	(8,044)

Income from continuing operations	52,003	27,274	86,954	60,049

Loss from discontinued operations, before income taxes	(2,084)	(552)	(3,114)	(1,345)
(Loss) gain on disposition of discontinued operations, before income taxes	(302)	613	(374)	521
Benefit from income taxes on discontinued operations and dispositions	(873)	(590)	(1,248)	(916)

(Loss) income from discontinued operations and dispositions	(1,513)	651	(2,240)	92

Net income	$50,490	$27,925	$84,714	$60,141

Diluted earnings per share:
Income from continuing operations	$0.46	$0.24	$0.76	$0.53

(Loss) income from discontinued operations and dispositions	(0.01)	0.01	(0.02)	0.00

Net income	$0.44	$0.25	$0.74	$0.53

Weighted average diluted shares of common stock outstanding	113,971	112,718	113,874	113,717

ABOVE PREPARED IN ACCORDANCE WITH GAAP

Additional Supplemental Information(1):
(per share, continuing operations)

GAAP EPS from continuing operations	$0.46	$0.24	$0.76	$0.53
Amortization of intangible assets, net of income taxes	0.12	0.13	0.24	0.25
Purchase accounting adjustments, net of income taxes	(0.01)	0.02	(0.00)	0.03
Significant litigation matter, net of income taxes	0.02	-	0.04	-
Significant tax credits	-	-	-	(0.08)
Restructuring and contract termination charges, net of income taxes	0.00	0.11	0.02	0.13
Adjusted EPS	$0.59	$0.51	$1.05	$0.86

(1) amounts may not sum due to rounding

PerkinElmer, Inc. and Subsidiaries
REVENUE AND OPERATING INCOME (LOSS)

(In thousands, except percentages)		Three Months Ended		Six Months Ended
		June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013

Human Health	Reported revenue	$307,505	$297,319	$605,694	$576,213
	Purchase accounting adjustments	426	3,799	1,878	5,731
	Adjusted Revenue	307,931	301,118	607,572	581,944

	Reported operating income from continued operations	52,614	30,628	96,704	56,441
	OP%	17.1%	10.3%	16.0%	9.8%
	Amortization of intangible assets	18,196	19,523	36,125	39,276
	Purchase accounting adjustments	(337)	3,905	1,201	5,885
	Acquisition-related costs	40	7	69	29
	Restructuring and contract termination charges, net	280	10,550	770	13,788
	Adjusted operating income	70,793	64,613	134,869	115,419
	Adjusted OP%	23.0%	21.5%	22.2%	19.8%

Environmental Health	Reported revenue	248,665	243,354	481,086	467,403

	Reported operating income from continued operations	30,872	19,298	52,371	40,026
	OP%	12.4%	7.9%	10.9%	8.6%
	Amortization of intangible assets	2,380	2,474	5,146	4,936
	Purchase accounting adjustments	(830)	-	(830)	-
	Acquisition-related costs	30	59	112	108
	Restructuring and contract termination charges, net	462	8,697	2,107	8,769
	Adjusted operating income	32,914	30,528	58,906	53,839
	Adjusted OP%	13.2%	12.5%	12.2%	11.5%

Corporate	Reported operating loss	(13,849)	(9,710)	(27,676)	(19,557)
	Significant litigation matter	3,418	-	6,645	-
	Mark to market on postretirement benefits	-	-	(54)	(47)
	Adjusted operating loss	(10,431)	(9,710)	(21,085)	(19,604)

Continuing Operations	Reported revenue	$556,170	$540,673	$1,086,780	$1,043,616
	Purchase accounting adjustments	426	3,799	1,878	5,731
	Adjusted Revenue	556,596	544,472	1,088,658	1,049,347

	Reported operating income from continued operations	69,637	40,216	121,399	76,910
	OP%	12.5%	7.4%	11.2%	7.4%
	Amortization of intangible assets	20,576	21,997	41,271	44,212
	Purchase accounting adjustments	(1,167)	3,905	371	5,885
	Acquisition-related costs	70	66	181	137
	Significant litigation matter	3,418	-	6,645	-
	Mark to market on postretirement benefits	-	-	(54)	(47)
	Restructuring and contract termination charges, net	742	19,247	2,877	22,557
	Adjusted operating income	$93,276	$85,431	$172,690	$149,654
	Adjusted OP%	16.8%	15.7%	15.9%	14.3%

REPORTED REVENUE AND REPORTED OPERATING INCOME (LOSS) PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Six Months Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
(In thousands)

Operating activities:
Net income	$50,490	$27,925	$84,714	$60,141
Less: loss (gain) from discontinued operations and dispositions, net of income taxes	1,513	(651)	2,240	(92)
Income from continuing operations	52,003	27,274	86,954	60,049
Adjustments to reconcile income from continuing operations
to net cash provided by continuing operations:
Stock-based compensation	4,803	3,226	9,319	7,642
Restructuring and contract termination charges, net	742	19,247	2,877	22,557
Amortization of deferred debt issuance costs, interest rate hedges and accretion of discounts	358	867	662	1,680
Depreciation and amortization	28,579	31,835	57,907	61,980
Amortization of acquired inventory revaluation	-	74	-	203
Changes in operating assets and liabilities which (used) provided cash, excluding effects from companies purchased and divested:
Accounts receivable, net	(3,298)	(25,158)	23,434	15,489
Inventories, net	1,982	(1,560)	(15,737)	(17,710)
Accounts payable	(12,826)	(1,461)	(11,867)	3,990
Accrued expenses and other	(17,886)	(26,387)	(30,979)	(115,955)
Net cash provided by operating activities of continuing operations	54,457	27,957	122,570	39,925
Net cash used in operating activities of discontinued operations	(62)	(95)	(464)	(1,132)
Net cash provided by operating activities	54,395	27,862	122,106	38,793

Investing activities:
Capital expenditures	(8,427)	(11,023)	(14,447)	(22,852)
Proceeds from surrender of life insurance policies	425	220	425	220
Activity related to acquisitions and investments, net of cash and cash equivalents acquired	(350)	(1,449)	(350)	(49)
Net cash used in investing activities of continuing operations	(8,352)	(12,252)	(14,372)	(22,681)
Net cash (used in) provided by investing activities of discontinued operations	(213)	371	(213)	494
Net cash used in investing activities	(8,565)	(11,881)	(14,585)	(22,187)

Financing Activities:
Payments on revolving credit facility	(137,000)	(147,000)	(232,000)	(282,000)
Proceeds from revolving credit facility	103,000	127,000	193,000	340,000
Payments of debt issuance costs	(121)	-	(1,845)	-
Settlement of cash flow hedges	-	523	-	1,363
Net (payments on) proceeds from other credit facilities	(255)	(2,758)	(507)	5,264
Proceeds from issuance of common stock under stock plans	12,223	1,827	19,454	7,289
Purchases of common stock	(35,060)	(135)	(38,976)	(126,993)
Dividends paid	(7,922)	(7,832)	(15,809)	(15,892)
Net cash used in financing activities	(65,135)	(28,375)	(76,683)	(70,969)

Effect of exchange rate changes on cash and cash equivalents	450	(1,007)	1,178	(4,611)

Net (decrease) increase in cash and cash equivalents	(18,855)	(13,401)	32,016	(58,974)
Cash and cash equivalents at beginning of period	224,113	125,871	173,242	171,444
Cash and cash equivalents at end of period	$205,258	$112,470	$205,258	$112,470

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

(In thousands)	June 29, 2014	December 29, 2013

Current assets:
Cash and cash equivalents	$205,258	$173,242
Accounts receivable, net	443,722	466,749
Inventories, net	277,991	260,858
Other current assets	151,715	140,342
Current assets of discontinued operations	1,963	3,647
Total current assets	1,080,649	1,044,838

Property, plant and equipment, net:
At cost	507,700	498,111
Accumulated depreciation	(328,024)	(314,923)
Property, plant and equipment, net	179,676	183,188
Marketable securities and investments	1,327	1,319
Intangible assets, net	417,308	460,430
Goodwill	2,141,819	2,143,120
Other assets, net	113,714	111,633
Long-term assets of discontinued operations	2,075	2,184
Total assets	$3,936,568	$3,946,712

Current liabilities:
Short-term debt	$1,051	$2,624
Accounts payable	155,415	166,881
Short-term accrued restructuring	14,676	26,374
Accrued expenses and other current liabilities	404,322	403,678
Current liabilities of discontinued operations	3,135	3,239
Total current liabilities	578,599	602,796

Long-term debt	894,282	932,104
Long-term accrued restructuring	7,899	9,161
Long-term liabilities	399,797	408,164
Total liabilities	1,880,577	1,952,225

Total stockholders' equity	2,055,991	1,994,487
Total liabilities and stockholders' equity	$3,936,568	$3,946,712

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(In millions, except per share data and percentages)	PKI
	Three Months Ended
	June 29, 2014		June 30, 2013

Adjusted revenue:
Revenue	$556.2		$540.7
Purchase accounting adjustments	0.4		3.8
Adjusted revenue	$556.6		$544.5

Adjusted gross margin:
Gross margin	$248.0	44.6%	$241.7	44.7%
Amortization of intangible assets	12.3	2.2%	12.5	2.3%
Purchase accounting adjustments	0.4	0.1%	3.9	0.7%
Adjusted gross margin	$260.7	46.8%	$258.0	47.4%

Adjusted SG&A:
SG&A	$147.3	26.5%	$147.8	27.3%
Amortization of intangible assets	(8.1)	-1.5%	(9.5)	-1.7%
Purchase accounting adjustments	1.6	0.3%	(0.0)	0.0%
Acquisition-related costs	(0.1)	0.0%	(0.1)	0.0%
Significant litigation matter	(3.4)	-0.6%	-	0.0%
Adjusted SG&A	$137.2	24.7%	$138.2	25.4%

Adjusted R&D:
R&D	$30.4	5.5%	$34.4	6.4%
Amortization of intangible assets	(0.1)	0.0%	(0.1)	0.0%
Adjusted R&D	$30.2	5.4%	$34.3	6.3%

Adjusted operating income:
Operating income	$69.6	12.5%	$40.2	7.4%
Amortization of intangible assets	20.6	3.7%	22.0	4.1%
Purchase accounting adjustments	(1.2)	-0.2%	3.9	0.7%
Acquisition-related costs	0.1	0.0%	0.1	0.0%
Significant litigation matter	3.4	0.6%	-	0.0%
Restructuring and contract termination charges, net	0.7	0.1%	19.2	3.6%
Adjusted operating income	$93.3	16.8%	$85.4	15.7%

	PKI
	Three Months Ended
	June 29, 2014		June 30, 2013

Adjusted EPS:
GAAP EPS	$0.44		$0.25
Discontinued operations, net of income taxes	(0.01)		0.01
GAAP EPS from continuing operations	0.46		0.24
Amortization of intangible assets, net of income taxes	0.12		0.13
Purchase accounting adjustments, net of income taxes	(0.01)		0.02
Significant litigation matter, net of income taxes	0.02		-
Acquisition-related costs, net of income taxes	0.00		0.00
Restructuring and contract termination charges, net of income taxes	0.00		0.11
Adjusted EPS	$0.59		$0.51

	Human Health
	Three Months Ended
	June 29, 2014		June 30, 2013

Adjusted revenue:
Revenue	$307.5		$297.3
Purchase accounting adjustments	0.4		3.8
Adjusted revenue	$307.9		$301.1

Adjusted operating income:
Operating income	$52.6	17.1%	$30.6	10.3%
Amortization of intangible assets	18.2	5.9%	19.5	6.6%
Purchase accounting adjustments	(0.3)	-0.1%	3.9	1.3%
Acquisition-related costs	0.0	0.0%	0.0	0.0%
Restructuring and contract termination charges, net	0.3	0.1%	10.6	3.5%
Adjusted operating income	$70.8	23.0%	$64.6	21.5%

	Environmental Health
	Three Months Ended
	June 29, 2014		June 30, 2013

Revenue:
Revenue	$248.7		$243.4

Adjusted operating income:
Operating income	$30.9	12.4%	$19.3	7.9%
Amortization of intangible assets	2.4	1.0%	2.5	1.0%
Purchase accounting adjustments	(0.8)	-0.3%	-	0.0%
Acquisition-related costs	0.0	0.0%	0.1	0.0%
Restructuring and contract termination charges, net	0.5	0.2%	8.7	3.6%
Adjusted operating income	$32.9	13.2%	$30.5	12.5%

(1) amounts may not sum due to rounding

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(In millions, except per share data and percentages)	PKI
	Six Months Ended
	June 29, 2014		June 30, 2013

Adjusted revenue:
Revenue	$1,086.8		$1,043.6
Purchase accounting adjustments	1.9		5.7
Adjusted revenue	$1,088.7		$1,049.3

Adjusted gross margin:
Gross margin	$483.7	44.5%	$466.1	44.7%
Amortization of intangible assets	25.0	2.3%	25.1	2.4%
Purchase accounting adjustments	1.9	0.2%	5.9	0.6%
Mark to market on postretirement benefits	(0.1)	0.0%	(0.0)	0.0%
Adjusted gross margin	$510.6	46.9%	$497.1	47.4%

Adjusted SG&A:
SG&A	$299.7	27.6%	$298.2	28.6%
Amortization of intangible assets	(16.0)	-1.5%	(19.0)	-1.8%
Purchase accounting adjustments	1.5	0.1%	0.0	0.0%
Acquisition-related costs	(0.2)	0.0%	(0.1)	0.0%
Significant litigation matter	(6.6)	-0.6%	-	0.0%
Adjusted SG&A	$278.4	25.6%	$279.1	26.6%

Adjusted R&D:
R&D	$59.7	5.5%	$68.4	6.6%
Amortization of intangible assets	(0.3)	0.0%	(0.1)	0.0%
Adjusted R&D	$59.4	5.5%	$68.3	6.5%

Adjusted operating income:
Operating income	$121.4	11.2%	$76.9	7.4%
Amortization of intangible assets	41.3	3.8%	44.2	4.2%
Purchase accounting adjustments	0.4	0.0%	5.9	0.6%
Acquisition-related costs	0.2	0.0%	0.1	0.0%
Significant litigation matter	6.6	0.6%	-	0.0%
Mark to market on postretirement benefits	(0.1)	0.0%	(0.0)	0.0%
Restructuring and contract termination charges, net	2.9	0.3%	22.6	2.2%
Adjusted operating income	$172.7	15.9%	$149.7	14.3%

	PKI
	Six Months Ended
	June 29, 2014		June 30, 2013

Adjusted EPS:
GAAP EPS	$0.74		$0.53
Discontinued operations, net of income taxes	(0.02)		0.00
GAAP EPS from continuing operations	0.76		0.53
Amortization of intangible assets, net of income taxes	0.24		0.25
Purchase accounting adjustments, net of income taxes	(0.00)		0.03
Significant litigation matter, net of income taxes	0.04		-
Acquisition-related costs, net of income taxes	0.00		0.00
Mark to market on postretirement benefits, net of income taxes	(0.00)		(0.00)
Significant tax credits	-		(0.08)
Restructuring and contract termination charges, net of income taxes	0.02		0.13
Adjusted EPS	$1.05		$0.86

	PKI
			Twelve Months Ended
			December 28, 2014
Adjusted EPS:			Projected
GAAP EPS from continuing operations			$1.89 - $1.93
Amortization of intangible assets, net of income taxes			0.47
Purchase accounting adjustments, net of income taxes			(0.00)
Significant litigation matter, net of income taxes			0.04
Acquisition-related costs, net of income taxes			0.00
Mark to market on postretirement benefits, net of income taxes			(0.00)
Restructuring and contract termination charges, net of income taxes			0.02
Adjusted EPS			$2.42 - $2.46

	Human Health
	Six Months Ended
	June 29, 2014		June 30, 2013

Adjusted revenue:
Revenue	$605.7		$576.2
Purchase accounting adjustments	1.9		5.7
Adjusted revenue	$607.6		$581.9

Adjusted operating income:
Operating income	$96.7	16.0%	$56.4	9.8%
Amortization of intangible assets	36.1	6.0%	39.3	6.8%
Purchase accounting adjustments	1.2	0.2%	5.9	1.0%
Acquisition-related costs	0.1	0.0%	0.0	0.0%
Restructuring and contract termination charges, net	0.8	0.1%	13.8	2.4%
Adjusted operating income	$134.9	22.2%	$115.4	19.8%

	Environmental Health
	Six Months Ended
	June 29, 2014		June 30, 2013

Revenue:
Revenue	$481.1		$467.4

Adjusted operating income:
Operating income	$52.4	10.9%	$40.0	8.6%
Amortization of intangible assets	5.1	1.1%	4.9	1.1%
Purchase accounting adjustments	(0.8)	-0.2%	-	0.0%
Acquisition-related costs	0.1	0.0%	0.1	0.0%
Restructuring and contract termination charges, net	2.1	0.4%	8.8	1.9%
Adjusted operating income	$58.9	12.2%	$53.8	11.5%

(1) amounts may not sum due to rounding

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

PKI
Three Months Ended
June 29, 2014
Organic revenue growth:
Reported revenue growth	3%
Less: effect of foreign exchange rates	1%
Less: effect of acquisitions including purchase accounting adjustments	1%
Organic revenue growth	2%

Human Health
Three Months Ended
June 29, 2014
Organic revenue growth:
Reported revenue growth	3%
Less: effect of foreign exchange rates	1%
Less: effect of acquisitions including purchase accounting adjustments	1%
Organic revenue growth	1%

Environmental Health
Three Months Ended
June 29, 2014
Organic revenue growth:
Reported revenue growth	2%
Less: effect of foreign exchange rates	0%
Less: effect of acquisitions including purchase accounting adjustments	0%
Organic revenue growth	2%

(1) amounts may not sum due to rounding

Adjusted Revenue and Adjusted Revenue Growth

We use the term “adjusted revenue” to refer to GAAP revenue, including estimated revenue from contracts acquired in various acquisitions that will not be fully recognized due to business combination accounting rules. We use the related term “adjusted revenue growth” to refer to the measure of comparing current period adjusted revenue with the corresponding period of the prior year. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the performance of our investments in technology, to evaluate long-term performance trends and to assess our ability to invest in our business. Adjusted revenue growth also provides for easier comparisons of our performance with prior and future periods and relative comparisons to our peers. Our GAAP revenue for the periods subsequent to our acquisitions does not reflect the full amount of revenue on such contracts that would have otherwise been recorded by the acquired businesses. The non-GAAP adjustment is intended to reflect the full amount of such revenue. We believe our investors will use this adjustment as a measure of the ongoing performance of the acquired businesses because customers have historically entered into such contracts for renewed and/or developmental support, although there can be no assurance that customers will do so in the future.

Organic Revenue and Organic Revenue Growth

We use the term “organic revenue” to refer to GAAP revenue, excluding the effect of foreign currency translation and acquisitions, and including estimated revenue from contracts acquired in various acquisitions that will not be fully recognized due to business combination accounting rules. We use the related term “organic revenue growth” to refer to the measure of comparing current period organic revenue with the corresponding period of the prior year. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the performance of our investments in technology, to evaluate long-term performance trends and to assess our ability to invest in our business. Organic revenue growth also provides for easier comparisons of our performance with prior and future periods and relative comparisons to our peers. We exclude the effect of foreign currency translation from these measures because foreign currency translation is subject to volatility and can obscure underlying trends. We exclude the effect of acquisitions because acquisition activity can vary dramatically between reporting periods and between us and our peers, which we believe makes comparisons of long-term performance trends difficult for management and investors, and could result in overstating or understating to our investors the performance of our operations. We include estimated revenue from contracts acquired with various acquisitions that will not be fully recognized due to business combination rules. Our GAAP revenue for the periods subsequent to our acquisitions does not reflect the full amount of revenue on such contracts that would have otherwise been recorded by the acquired businesses. The non-GAAP adjustment is intended to reflect the full amount of such revenue. We believe our investors will use this adjustment as a measure of the ongoing performance of the acquired businesses because customers have historically entered into such contracts for renewed and/or developmental support, although there can be no assurance that customers will do so in the future.

Adjusted Gross Margin and Adjusted Gross Margin Percentage

We use the term “adjusted gross margin” to refer to GAAP gross margin, excluding amortization of intangible assets, inventory fair value adjustments related to business acquisitions, other costs related to business acquisitions, and including estimated revenue from contracts acquired in various acquisitions that will not be fully recognized due to business combination accounting rules. We also exclude adjustments for mark-to-market accounting on post-retirement benefits, therefore only our projected costs have been used to calculate our non-GAAP measure. We use the related term “adjusted gross margin percentage” to refer to adjusted gross margin as a percentage of adjusted revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the performance of our investments in technology, to evaluate the long-term profitability trends and to assess our ability to invest in our business. We exclude amortization of intangible assets and adjustments for mark-to-market accounting on post-retirement benefits from these measures because these charges do not represent what we believe our investors consider to be costs of producing our products and could distort the additional value generated over the cost of producing those products. In addition, inventory fair value adjustments related to business acquisitions and other costs related to business acquisitions are excluded because they only occur due to an acquisition and the potential subsequent repositioning of the business that could distort the performance measures of costs used in producing our products. We include estimated revenue from contracts acquired with various acquisitions that will not be fully recognized due to business combination rules. Our GAAP revenue for the periods subsequent to our acquisitions does not reflect the full amount of revenue on such contracts that would have otherwise been recorded by the acquired businesses. The non-GAAP adjustment is intended to reflect the full amount of such revenue. We believe our investors will use this adjustment as a measure of the ongoing performance of the acquired businesses because customers have historically entered into such contracts for renewed and/or developmental support, although there can be no assurance that customers will do so in the future.

Adjusted Selling, General and Administrative (“SG&A”) Expense and Adjusted SG&A Percentage

We use the term “adjusted SG&A expense” to refer to GAAP SG&A expense, excluding amortization of intangible assets, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, and a significant litigation matter. We use the related term “adjusted SG&A percentage” to refer to adjusted SG&A expense as a percentage of adjusted revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the cost of the internal operating structure, our ability to leverage that structure and the level of investment required to grow our business. We exclude amortization of intangible assets and a significant litigation matter from these measures because these charges do not represent what we believe our investors consider to be costs that support our internal operating structure and could distort the efficiencies of that structure. We exclude changes to the fair values assigned to contingent consideration and other costs related to business acquisitions because they only occur due to an acquisition and the potential subsequent repositioning of the business that could distort the performance measures of costs to support our internal operating structure.

Adjusted Research and Development (“R&D”) Expense and Adjusted R&D Percentage

We use the term “adjusted R&D expense” to refer to GAAP R&D expense, excluding amortization of intangible assets. We use the related term “adjusted R&D percentage” to refer to adjusted R&D expense as a percentage of adjusted revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better understand and evaluate our internal technology investments. We exclude amortization of intangible assets from these measures because these charges do not represent what we believe our investors consider to be internal investments in R&D activities and could distort our R&D investment level.

Adjusted Operating Income, Adjusted Operating Profit Percentage, Adjusted Operating Profit Margin and Adjusted Operating Margin

We use the term “adjusted operating income,” to refer to GAAP operating income, excluding amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, a significant litigation matter, and restructuring and contract termination charges, and including estimated revenue from contracts acquired in various acquisitions that will not be fully recognized due to business combination accounting rules. We also exclude adjustments for mark-to-market accounting on post-retirement benefits, therefore only our projected costs have been used to calculate our non-GAAP measure. Adjusted operating income is calculated by subtracting adjusted R&D expense and adjusted SG&A expense from adjusted gross margin. We use the related terms “adjusted operating profit percentage,” “adjusted operating profit margin,” or “adjusted operating margin” to refer to adjusted operating income as a percentage of adjusted revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to analyze the costs of the different components of producing and selling our products, to better measure the performance of our internal investments in technology and to evaluate the long-term profitability trends of our core operations. Adjusted operating income also provides for easier comparisons of our performance and profitability with prior and future periods and relative comparisons to our peers. We believe our investors do not consider the items that we exclude from adjusted operating income to be costs of producing our products, investments in technology and production or costs to support our internal operating structure, and so we present this non-GAAP measure to avoid overstating or understating to our investors the performance of our operations. We exclude restructuring and contract termination charges because they tend to occur due to an acquisition, divestiture, repositioning of the business or other unusual event that could distort the performance measures of our internal investments and costs to support our internal operating structure. We include estimated revenue from contracts acquired with various acquisitions that will not be fully recognized due to business combination rules. Our GAAP revenue for the periods subsequent to our acquisitions does not reflect the full amount of revenue on such contracts that would have otherwise been recorded by the acquired businesses. The non-GAAP adjustment is intended to reflect the full amount of such revenue. We believe our investors will use this adjustment as a measure of the ongoing performance of the acquired businesses because customers have historically entered into such contracts for renewed and/or developmental support, although there can be no assurance that customers will do so in the future.

Adjusted Earnings Per Share

We use the term “adjusted earnings per share,” or “adjusted EPS,” to refer to GAAP earnings per share, excluding discontinued operations, amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, a significant litigation matter, restructuring and contract termination charges, and significant tax credits, and including estimated revenue from contracts acquired in various acquisitions that will not be fully recognized due to business combination accounting rules. We also exclude adjustments for mark-to-market accounting on post-retirement benefits, therefore only our projected costs have been used to calculate our non-GAAP measure. Adjusted earnings per share is calculated by subtracting the items above included in adjusted gross margin, adjusted R&D expense, adjusted SG&A expense, restructuring and contract termination charges, the provision for taxes related to these items, and significant tax credits from GAAP earnings per share. We believe that this non-GAAP measure, when taken together with our GAAP financial measures, allows us and our investors to analyze the costs of producing and selling our products and the performance of our internal investments in technology and our internal operating structure, to evaluate the long-term profitability trends of our core operations and to calculate the underlying value of the core business on a dilutive share basis, which is a key measure of the value of the Company used by our management and we believe used by investors as well. Adjusted earnings per share also facilitates the overall analysis of the value of the Company and the core measure of the success of our operating business model as compared to prior and future periods and relative comparisons to our peers. We exclude discontinued operations, amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, adjustments for mark-to-market accounting on post-retirement benefits, a significant litigation matter, restructuring and contract termination charges, and significant tax credits, as these items do not represent what we believe our investors consider to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure, which could result in overstating or understating to our investors the performance of our operations. We include estimated revenue from contracts acquired with various acquisitions that will not be fully recognized due to business combination rules. Our GAAP revenue for the periods subsequent to our acquisitions does not reflect the full amount of revenue on such contracts that would have otherwise been recorded by the acquired businesses. The non-GAAP adjustment is intended to reflect the full amount of such revenue. We believe our investors will use this adjustment as a measure of the ongoing performance of the acquired businesses because customers have historically entered into such contracts for renewed and/or developmental support, although there can be no assurance that customers will do so in the future.

The second quarter tax effect on adjusted EPS for (i) discontinued operations was a benefit of $0.01 in both 2014 and 2013, (ii) amortization of intangible assets was an expense of $0.06 in 2014 and an expense of $0.07 in 2013, (iii) a significant litigation matter was an expense of $0.01 in 2014, (iv) restructuring and contract termination charges was an expense of $0.00 in 2014 and an expense of $0.06 in 2013, (v) the estimated revenue from contracts acquired with various acquisitions that will not be fully recognized due to business combination accounting rules was an expense of $0.00 in 2014 and an expense of $0.01 in 2013. The second quarter tax effect on adjusted EPS for each of the remaining items (inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, significant tax credits and adjustments for mark-to-market accounting on post-retirement benefits) was $0.00 in both 2014 and 2013.

The full year tax effect on adjusted EPS through the second quarter for (i) discontinued operations was a benefit of $0.01 in both 2014 and 2013, (ii) amortization of intangible assets was an expense of $0.12 in 2014 and an expense of $0.14 in 2013, (iii) a significant litigation matter was an expense of $0.02 in 2014, (iv) restructuring and contract termination charges was an expense of $0.01 in 2014 and an expense of $0.07 in 2013, (v) significant tax credits was a benefit of $0.08 in 2013, (vi) the estimated revenue from contracts acquired with various acquisitions that will not be fully recognized due to business combination accounting rules was an expense of $0.01 in 2014 and an expense of $0.02 in 2013. The full year tax effect on adjusted EPS through the second quarter for each of the remaining items (inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, and adjustments for mark-to-market accounting on post-retirement benefits) was $0.00 in both 2014 and 2013.

The tax effect for discontinued operations is calculated based on the authoritative guidance in the Financial Accounting Standards Board’s Accounting Standards Codification 740, Income Taxes. The tax effect for amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, a significant litigation matter, adjustments for mark-to-market accounting on post-retirement benefits, restructuring and contract termination charges, significant tax credits, and the estimated revenue from contracts acquired with various acquisitions is calculated based on operational results and applicable jurisdictional law, which contemplates tax rates currently in effect to determine our tax provision.

# # #

The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies.

Each of the non-GAAP financial measures listed above are also used by our management to evaluate our operating performance, communicate our financial results to our Board of Directors, benchmark our results against our historical performance and the performance of our peers, evaluate investment opportunities including acquisitions and discontinued operations, and determine the bonus payments for senior management and employees.

CONTACT:
PerkinElmer, Inc.
Investor Relations:
Tommy J. Thomas, CPA, 781-663-5889
tommy.thomas@perkinelmer.com
or
Media Contact:
PerkinElmer, Inc.
Fara Goldberg, 781-663-5699
fara.goldberg@perkinelmer.com